EXHIBIT 10.1
April 22, 2009
Mr. Mark A. Alexander
Chief Executive Officer
Suburban Propane Partners, L.P.
24 Route 10 West
Whippany, New Jersey 07981-0206
Dear Mr. Alexander:
This letter agreement (this “Agreement”) confirms our mutual understanding and agreement as to the arrangements relating to your separation from Suburban Propane Partners, L.P. (the “MLP”) and its subsidiaries (collectively with the MLP, “Suburban”) at the end of the current fiscal year.
In this Agreement, the close of business on September 26, 2009 is referred to as the “Separation Time;” the period from the date hereof until the Separation Time is referred to as the “Remaining Period;” and the period from the Separation Time until the third anniversary thereof is referred to as the “Consultancy/Non-Competition Period.”
1. Separation and Related Matters.
(a) Your employment with Suburban shall end at the Separation Time. Immediately following the Separation Time, you shall be deemed to have resigned (with immediate effect and without any further action of the parties) from your position as Chief Executive Officer of the MLP and from all other positions you hold with Suburban.
(b) You shall not stand for election to the Board of Supervisors of the MLP (the “Board of Supervisors”) at the next Tri-Annual Meeting of Unitholders. Immediately following such meeting you shall be deemed to have resigned (with immediate effect and without any further action of the parties) from the Board of Supervisors and from all other boards of supervisors and boards of directors of Suburban on which you serve.
(c) On or before the Separation Time, you shall comply, or cause Suburban Energy Services Group LLC to comply, with the provisions of Section 4.6(b) of the Third Amended and Restated Agreement of Limited Partnership of the MLP in the manner requested by the Board of Supervisors but in no event shall you lose the market value of the units on the date of transfer as a result of such compliance.
2. Existing Employment Agreement.
(a) During the Remaining Period, the Amended and Restated Employment Agreement, dated as of February 25, 2009, by and between Suburban Propane, L.P. and you (the “Existing Employment Agreement”) shall remain in full force and effect except that the parties agree as follows: (i) the parties waive any notice that may be applicable under Section 1 or Section 5.6 thereof in connection with the termination of the Existing Employment Agreement pursuant to Section 2(b) hereof; (ii) the execution and delivery of this Agreement shall not constitute either a “Non-Renewal Notice” or a termination for “Good Reason” or without “Cause” thereunder; (iii) during the Remaining Period, the Existing Employment Agreement shall not be terminated for “Good Reason” or without “Cause” and a “Non-Renewal Notice” shall not be given; and (iv) you may seek or discuss other opportunities not inconsistent with Section 7(a).
(b) At the Separation Time, the Existing Employment Agreement shall be terminated (without any action of the parties) and shall be of no further force or effect. Notwithstanding anything to the contrary herein, you will be deemed to have incurred a “separation from service” as of the Separation Time under Treasury Regulation Section 1.409-1(h) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Compensation and Benefits.
(a) As soon as practicable after the Separation Time, you shall receive any base salary and vacation that is accrued but unpaid through the Separation Time and reimbursement of expenses incurred prior to the Separation Time in accordance with Suburban’s policies for senior executive officers.
(b) After the Separation Time, in consideration for your agreement to provide consulting services pursuant to Section 4, your release and waiver of claims pursuant to Section 5, your covenant not to sue pursuant to Section 6, and your non-competition and confidentiality agreements pursuant to Section 7, you shall receive the following payments and benefits for the periods indicated, less any standard withholding and authorized deductions required by law, which shall be in lieu of any other payments or benefits to which you otherwise might be entitled:
1.	You shall receive the aggregate amount of $1,000,000 during the Consultancy/Non-Competition Period. A portion of this amount shall be paid to you in bi-weekly installments, in accordance with Suburban’s general payroll practices beginning with the first regular payroll date following the Separation Time, but which in no event shall be later than March 15, 2010. The remainder portion of this amount shall be paid to you in bi-weekly equal installments beginning with the first regular payroll date following March 15, 2010 and ending on the last day of the Consultancy/Non-Competition Period.
2.	You will receive full cash payments, if and to the extent earned, without pro-ration, (A) of the bonus target earned under Suburban’s Fiscal 2009 Incentive Plan at the same percentage as that earned under said plan by other senior management of Suburban (which earned bonus target would, for example, be $495,000 if 110% of bonus target is earned), and (B) for the 2007, 2008 and 2009 Measurement Periods under the Long Term Incentive Program II (as adopted effective October 1, 2002) (the “LTIP”) based on your previously established Target Grants of 4,007 Phantom Units for 2007, 2,989 Phantom Units for 2008 and 3,752 Phantom Units for 2009, such payments to be made (if and to the extent earned) in accordance with the terms and conditions of the LTIP. Terms used but not defined in this clause (ii) shall have the meanings ascribed to them in the LTIP.

3.	In accordance with Section 5.5 of the Suburban Propane Company Supplemental Executive Retirement Plan, your benefit age will be adjusted to age 55 effective as of the Separation Time allowing your benefits under such plan to vest. Said vested benefits, which are valued at approximately $450,000, will be payable to you, in one lump-sum, within thirty (30) days following the Separation Time.
4.	You shall be entitled to receive income tax preparation services provided and paid for by Suburban for the tax years ending December 31, 2009, 2010 and 2011.
5.	During the Consultancy/Non-Competition Period, Suburban will continue to make payments on and insure the vehicle currently leased by Suburban on your behalf.
6.	During the Consultancy/Non-Competition Period, Suburban will continue to purchase, on your behalf supplemental life insurance coverage, payable to your designated beneficiary at your level of participation at the Separation Time.
7.	During the Consultancy/Non-Competition Period, Suburban will continue to pay for your annual physical examinations.
8.	Your participation in the Suburban Propane Retirement Savings and Investment Plan shall cease at the Separation Time and neither you nor Suburban shall be entitled to make any further contributions; provided, however, that Suburban shall make a “matching payment” of $14,700 in respect of the fiscal year ending on September 26, 2009 at such time as all other matching payments are made for such year in accordance with the terms of the Suburban Propane Retirement Savings and Investment Plan.
9.	During the Consultancy/Non-Competition Period, you shall be eligible to continue medical and dental benefits coverage for you and your eligible dependents at a level comparable to the level of coverage that was provided to you and your eligible dependents under the Suburban group medical and dental benefit plans as of the Separation Time. You shall be required to pay the full cost of such coverage during the period you elect to be covered. Notwithstanding the foregoing, Suburban shall pay you an amount in cash on a monthly basis equal to the full premium cost of the elected coverage including an additional amount such that after the payment of all applicable federal, state and local taxes, you shall retain an amount equal to the actual cost of the elected medical and dental coverage. Should you become covered under another employer’s medical/dental plan during the Consultancy/Non-Competition Period, you must immediately so notify Suburban, at which time, after a 31-day grace period, Suburban’s obligations under this paragraph shall cease and be of no further force or effect.
10.	In the event of a change of control (within the meaning of Treasury Regulations Section 1.409A-3(i)(5)) during the Consultancy/Non-Competition Period, your obligation to provide consulting services pursuant to Section 4 will end (with immediate effect and without any further action of the parties) and you will be entitled to (A) the immediate payment of any remaining monies due to you pursuant to clause (i) of this Section 3 and (B) any payments that are due under Section 6.2 of the LTIP.

4. Consulting Services. During the Consultancy/Non-Competition Period, you shall provide, as an independent consultant, such (a) transitional assistance and (b) strategic advice with respect to operational matters and acquisitions, dispositions and other transactional matters as the Board of Supervisors or the Chief Executive Officer of Suburban shall reasonably request; provided, however, that such services shall not be more than 20% of the average level of services performed by you during the immediately 36 months preceding the Separation Time. Nothing herein shall prevent you from obtaining full-time employment during the Consultancy/Non-Competition Period which is not inconsistent with Section 7(a).
5. General Release.
(a) In consideration of the terms hereof, you agree that your acceptance and execution of this Agreement constitutes a full, complete and knowing release and waiver of any claims asserted or non-asserted that you now have or now may have against Suburban arising out of your employment or termination of employment up to and including the date of this Agreement, including any claims you may have under state common law for torts or contracts (including wrongful or constructive discharge, breach of contract, emotional distress) or under federal, state or local statute, regulation, rule, ordinance or order that covers or relates to any aspect of employment or discrimination in employment including, but not limited to the following: Title VII of the Civil Rights Act of 1964, as amended; Civil Rights Act of 1991; Americans with Disabilities Act; Equal Pay Act of 1963; Family and Medical Leave Act; Age Discrimination in Employment Act; Older Worker’s Benefit Protection Act; Worker Adjustment and Retraining Notification Act; Employee Retirement Income Security Act of 1974; Occupational Safety and Health Act of 1970; Fair Labor Standards Act; Consumer Credit Protection Act, Title III; New Jersey Law Against Discrimination; New Jersey Conscientious Employee Protection Act; New Jersey Worker and Community Right to Know Act; New Jersey Family Leave Act; New Jersey Worker Health and Safety Act; New Jersey Civil Rights Act; any comparable state laws which may apply; any state or federal “whistleblower” statutes or any claim for severance pay, bonus, salary, Suburban units, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, except as may otherwise be provided in this Agreement.
(b) In addition, you agree that your acceptance and execution of this Agreement constitutes, on behalf of yourself and your descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, a covenant not to sue, and you fully and forever release and unequivocally discharge Suburban, its subsidiaries, affiliates, divisions, successors, predecessors and assigns, together with its and their past and present trustees, supervisors, directors, officers, agents, attorneys, insurers, employees, unit holders, and representatives, and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”) from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which you now own, hold, or claim to have, own, or hold or that you at any time heretofore had, owned, held or claimed to have, own, or hold, against each or any of the Releasees.

(c) The releases set forth in this Section 5 will not affect any vested rights you may possess under Section 3 of the Existing Employment Agreement as of the Separation Time and do not include your right to any claim that you may be able to assert in order to enforce the provisions of this Agreement, nor do such releases affect, release or diminish your right to indemnification or directors & officers insurance.
(d) At the end of the Remaining Period and as condition to the receipt of the compensation and benefits set forth in Section 3, you shall execute and deliver to Suburban a supplemental release with respect to any claims, asserted or non-asserted, that may have arisen during the Remaining Period in the form of Exhibit A, no later than thirty (30) days following the Separation Time.
6. Covenant Not to Sue. You covenant and agree that you will not, either individually or in concert with others, file or voluntarily participate or assist in the prosecution of any judicial, administrative, regulatory or arbitration proceedings against the Releasees, provided that nothing in this Agreement shall prevent (a) your participation in any such proceeding where such participation is required by summons or subpoena or is otherwise compelled by law, or (b) your challenge to the performance of this Agreement by Suburban in accordance with Section 20.
7. Non-Competition; Confidential Information.
(a) Non-Competition
(i) During the Consultancy/Non-Competition Period, you shall not, directly or indirectly, either individually or as owner, partner, investor, agent, director, officer, employee, consultant, independent contractor or otherwise, except for the account of and on behalf of Suburban, own, manage, operate, direct, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, but not limited to, holding the positions of shareholder, member, director, officer, consultant, agent, representative, independent contractor, employee, partner or investor, in or for any business or enterprise engaged in (A) the domestic retail distribution of propane and/or home heating oil for residential, commercial, industrial (including engine fuel), agricultural or other retail users, (B) the wholesale distribution of propane and/or home heating oil in the United States or the wholesale brokerage of propane and/or home heating oil in Canada, or (C) the domestic retail distribution of propane-related and/or home heating oil supplies or equipment, including home and commercial appliances.
(ii) During the Consultancy/Non-Competition Period, you shall not, directly or indirectly, either individually or as owner, partner, shareholder, member, investor, agent, director, officer, employee, consultant, agent, independent contractor or otherwise, except for the account of and on behalf of Suburban, solicit, endeavor to entice away from Suburban, or otherwise engage in any activity to, directly or indirectly, influence, attempt to influence, disrupt or terminate the relationship of Suburban with, any of its customers, prospective customers, suppliers, prospective suppliers, employees, prospective employees, directors, independent contractors, representatives, agents or other persons or entities with a past, present or prospective relationship with Suburban.
(iii) Nothing in this Section 7 shall be construed to prevent you from owning as an investment not more than 0.5% of a class of equity or debt securities issued by any competitor of Suburban, which securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

(b) Proprietary Information
You shall keep confidential any and all “confidential or proprietary information” (as defined hereinafter) of Suburban, whether received prior to the Separation Time or thereafter (in connection with your consulting services or otherwise) and shall not, other than in connection with the business of Suburban or as required, in the opinion of counsel, by law or an order of a court or regulatory agency, directly or indirectly, disclose any such information to any person or entity, or use the same in any way and then, only after as much notice is provided to Suburban as is practicable under the circumstances. At the Separation Time you shall promptly return to Suburban all property, keys, notes, memoranda, writings, lists (including customer lists), files, reports, correspondence, logs, machines, software, technical data or any other tangible product or document which has been produced by, received by, or otherwise submitted to you by Suburban at any time. For purposes of this Agreement, “confidential or proprietary information” means any information relating to Suburban which is not generally available from sources outside Suburban (other than as a result of disclosure by you).
(c) Suburban’s Remedies for Breach
It is recognized that damages in the event of breach of this Section 7 by you would be difficult to ascertain, and it is therefore agreed that Suburban, in addition to and without limiting any other remedy or right either may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach or prospective breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which Suburban may have. Suburban shall not be required to post any bond in connection with the foregoing. You acknowledge and agree that the provisions of this Section 7 are reasonable and necessary for the successful operation of Suburban and that Suburban would not have entered into this Agreement if you had not agreed to the provisions of this Section 7.
(d) Enforceability
The covenants set forth in Sections 7(a) and Section 7(b) shall be construed as independent of any of the other provisions contained in this Agreement and shall be enforceable as aforesaid, notwithstanding the existence of any claim or cause of action by you against Suburban, whether based on this Agreement or otherwise. In the event that any of the provisions of this Section 7 should ever be adjudicated to exceed the time or other limitations permitted by applicable law, then such provisions shall be deemed reformed in any jurisdiction to the time or other limitations permitted by applicable law. The provisions of this Section 7 shall survive the expiration or the termination of this Agreement. If Suburban asserts a claim against you for violation of any covenant set forth in Section 7(a) or Section 7(b) and you prevail on the merits in a material respect on such claim, Suburban shall pay the reasonable attorneys’ fees and costs incurred by you in connection with such claim.

8. Cooperation. You agree that following your execution of this Agreement, at Suburban’s request, you shall assist and advise Suburban in any investigation which may be performed by Suburban or any governmental agency and any litigation in which Suburban may become involved. Such assistance shall include your being reasonably available for interviews by Suburban or its counsel, deposition and/or court appearances at Suburban’s request. Suburban shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that you may have. Suburban shall reimburse you for reasonable out-of-pocket expenses, such as telephone, travel, lodging and meal expenses, incurred by you at Suburban’s request, consistent with Suburban’s generally applicable policies for employee expenses.
9. Non-Disparagement. You agree that you will not make any false, disparaging or derogatory statements about Suburban or its officers, supervisors, directors, or employees to any third parties (including, but not limited to, investors, customers or employees of Suburban; potential investors, customers or employees of Suburban; competitors; suppliers; or vendors) or through any medium (including, but not limited to, trade publications, newspapers, or the internet). Suburban agrees that it will not make any false, disparaging or derogatory statements about you to any third parties or through any medium (including, but not limited to, trade publications, newspapers, or the internet).
10. Public Disclosure. You acknowledge that the MLP shall issue a press release and file a current report on Form 8-K (the “8-K”) with respect to your separation from Suburban and that this Agreement shall be filed as an exhibit to the 8-K or to the next quarterly report on Form 10-Q. In connection with the 8-K, you confirm that you have no disagreements with Suburban on any matter relating to the Suburban’s operations, policies or practices.
11. No Admission. Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.
12. Opportunity to Consult Counsel; Construction. You acknowledge that before entering into this Agreement, you have consulted with your attorney and you have had a sufficient amount of time to consider the terms of this Agreement. You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the release of claims set forth in Section 5 above. Both you and Suburban have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
13. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflicts of laws principles thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by both parties hereto or their respective successors and legal representatives.

14. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, reputable overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Mark A. Alexander:
Mark A. Alexander
c/o Suburban Propane Partners, L.P.
One Suburban Plaza
240 Route 10 West
P.O. Box 206
Whippany, NJ 07981-0206
If to Suburban:
Suburban Propane, L.P.
One Suburban Plaza
240 Route 10 West
Whippany, New Jersey 07981-0206
Attention: Paul Abel, Vice President, General Counsel and Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
15. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
16. Withholding Taxes. Notwithstanding any other provision of this Agreement to the contrary, Suburban or other payor may withhold from any amounts payable under this Agreement such taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.
17. Non-Waiver. Either party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
18. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements between the parties, whether oral or written, except as expressly referred to in Section 3.
19. Successors; Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, distributees and legal representatives, including any partnership, corporation or other business organization with which Suburban may merge or consolidate and Suburban will require any successor to all or substantially all of the business or assets of Suburban to expressly assume and agree to perform this Agreement in the same manner as Suburban would be so required to do. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement. Insofar as you are concerned, this contract, being personal, cannot be assigned.

20. Arbitration. Any controversy, dispute or claim arising under this Agreement or any breach thereof (other than in connection with Section 7 hereof) shall be settled by arbitration conducted in New York City in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. Any such arbitration shall be conducted by a single arbitrator who shall be a member of the National Academy of Arbitrators. If the parties are unable to agree upon an arbitrator, then an arbitrator shall be appointed in accordance with the rules of the American Arbitration Association. The parties intend that this Agreement to arbitrate be valid, enforceable and irrevocable and that any determination reached pursuant to the foregoing procedure shall be final and binding on the parties absent fraud. Each party shall pay its own costs and expenses of such arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties, except that the arbitrator shall be entitled to award the reasonable attorneys’ fees and costs and the reasonable costs of arbitration to the party that prevails in such arbitration in any material respect.
21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures are as effective as originals.
22. Revocation Notice. You agree and understand that you have twenty-one (21) days from the receipt of this Agreement to review and return this Agreement to Suburban’s Human Resources Department in Whippany, New Jersey and seven (7) days following your signing of this Agreement to revoke the Agreement by delivering a signed revocation notice.
23. Delay in Payments Required by Section 409A of the Code. Notwithstanding any provisions herein to the contrary, if all or any portion of the payments due pursuant to Section 3 hereof are reasonably determined to be “nonqualified deferred compensation” subject to Section 409A of the Code and Suburban determines that you are a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the other guidance promulgated thereunder), then such payments shall commence on the first regular payroll date on or immediately following the first day of the seventh month following your “separation from service”, as defined in Treasury Regulation Section 1.409A-1(h), including the default presumptions and the first of such payments shall include all amounts otherwise payable prior to the first payment date but for the application of this Section 23.
24. Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

25. Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
Very truly yours,

SUBURBAN PROPANE PARTNERS, L.P.
By:	/s/ HAROLD R. LOGAN, JR.
Harold R. Logan, Jr.
	Title:	Chairman of the Board of Supervisors
ACCEPTED AND AGREED
as of the date first written above:

/s/ MARK A. ALEXANDER
Mark A. Alexander

[FORM OF SUPPLEMENTAL RELEASE]
[Letterhead of Suburban Propane Partners, L.P.]
September 27, 2009
Mr. Mark A. Alexander
Chief Executive Officer
Suburban Propane Partners, L.P.
24 Route 10 West
Whippany, New Jersey 07981-0206
Dear Mr. Alexander:
This supplemental release agreement (the “Supplemental Release”) supplements that certain agreement between you and Suburban Propane Partners, L.P., dated April 22, 2009 (the “Separation Agreement”), which reflects our mutual understanding and agreement as to the arrangements relating to your separation from Suburban Propane Partners, L.P. (the “MLP”) and its subsidiaries (collectively with the MLP, “Suburban”) as of the end of the current fiscal year. Terms used but not otherwise defined in this Supplemental Release have the meanings ascribed to them in the Separation Agreement.
In accordance with the term of Section 5(d) of the Separation Agreement and as a condition to the receipt of the compensation and benefits set forth in Section 3 of the Separation Agreement, you hereby agree as follows:
(a) Your acceptance and execution of this Supplemental Release constitutes a full, complete and knowing release and waiver of any claims asserted or non-asserted that you now have or now may have against Suburban arising out of your employment or termination of employment up to and including the Separation Time, including any claims you may have under state common law for torts or contracts (including wrongful or constructive discharge, breach of contract, emotional distress) or under federal, state or local statute, regulation, rule, ordinance or order that covers or relates to any aspect of employment or discrimination in employment including, but not limited to the following: Title VII of the Civil Rights Act of 1964, as amended; Civil Rights Act of 1991; Americans with Disabilities Act; Equal Pay Act of 1963; Family and Medical Leave Act; Age Discrimination in Employment Act; Older Worker’s Benefit Protection Act; Worker Adjustment and Retraining Notification Act; Employee Retirement Income Security Act of 1974; Occupational Safety and Health Act of 1970; Fair Labor Standards Act; Consumer Credit Protection Act, Title III; New Jersey Law Against Discrimination; New Jersey Conscientious Employee Protection Act; New Jersey Worker and Community Right to Know Act; New Jersey Family Leave Act; New Jersey Worker Health and Safety Act; New Jersey Civil Rights Act; any comparable state laws which may apply; any state or federal “whistleblower” statutes or any claim for severance pay, bonus, salary, Suburban units, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, except as may otherwise be provided in this Agreement.

(b) In addition, you agree that your acceptance and execution of this Supplemental Release constitutes, on behalf of yourself and your descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, a covenant not to sue, and you fully and forever release and unequivocally discharge Suburban, its subsidiaries, affiliates, divisions, successors, predecessors and assigns, together with its and their past and present trustees, supervisors, directors, officers, agents, attorneys, insurers, employees, unit holders, and representatives, and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”) from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which you now own, hold, or claim to have, own, or hold or that you at any time heretofore had, owned, held or claimed to have, own, or hold, against each or any of the Releasees.
(c) The releases set forth in this Supplemental Release will not affect any vested rights you may possess under Section 3 of the Existing Employment Agreement as of the Separation Time and do not include your right to any claim that you may be able to assert in order to enforce the provisions of the Separation Agreement, nor do such releases affect, release or diminish your right to indemnification or directors & officers insurance.
(d) You agree and understand that you have twenty-one (21) days from the receipt of this Supplemental Release to review and return this Supplemental Release to Suburban’s Human Resources Department in Whippany, New Jersey and seven (7) days following your signing of this Supplemental Release to revoke the Supplemental Release by delivering a signed revocation notice.
Very truly yours,

SUBURBAN PROPANE PARTNERS, L.P.
By:
Harold R. Logan, Jr. Title: Chairman of the Board of Supervisors

ACCEPTED AND AGREED
as of the date first written above:

Mark A. Alexander